Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Second Quarter 2014 Results

— Company Provides Outlook for the Fiscal Third Quarter 2014 —

New York, NY, August 22, 2014 – ANN INC. (NYSE: ANN) today reported results for the fiscal second quarter of 2014, ended August 2, 2014. The Company also provided its outlook for the third quarter and updated its outlook for fiscal 2014.

For the fiscal second quarter of 2014, the Company reported earnings per diluted share of $0.70, compared with earnings per diluted share of $0.76 in the second quarter of 2013.

Kay Krill, President and Chief Executive Officer, commented, “Our results for the quarter were slightly better than the outlook we provided earlier this month. As previously reported, while the quarter had started on a positive note with solid momentum through mid-June, the second half of the period proved challenging, as softer traffic levels and a highly promotional environment pressured sales and margin. In addition, LOFT experienced continued softness in basic knit tops, which represented a significant component of its summer assortment.

“We have entered the third quarter with fresh fall fashion and clean inventory levels at both brands. While the environment has been choppy this year, both Ann Taylor and LOFT will be offering her great feminine fashion and outstanding value to meet all of her wardrobing needs for the Fall season.

“In addition, we continue to make progress on our strategic growth initiatives, which offer significant potential to further expand our brands, broaden our client base and drive long-term growth and, as always, we are highly committed to further enhancing shareholder value,” stated Ms. Krill.

Fiscal 2014 Second Quarter Results

Total net sales for the second quarter of fiscal 2014 were $648.7 million, compared with net sales of $638.2 million in the second quarter of fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand totaled $250.0 million in the second quarter of 2014, compared with net sales of $245.2 million in the second quarter of 2013. At the LOFT brand, net sales across all channels totaled $398.7 million in the second quarter of 2014, compared with net sales of $393.0 million in the second quarter of 2013.

Total Company comparable sales for the quarter decreased 2.3% versus the second quarter of 2013. At Ann Taylor, total brand comparable sales increased 0.7%, reflecting an increase of 2.0% at Ann Taylor, partially offset by a decline of 1.9% in the Ann Taylor Factory channel.

At LOFT, total brand comparable sales decreased 4.1%, reflecting a decrease of 5.2% at LOFT and an increase of 0.3% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 52.4%, versus the 54.7% gross margin rate achieved in the second quarter of 2013, reflecting an overall decrease in merchandise margin as a result of higher-than-anticipated promotional activity.

Selling, general and administrative expenses for the second quarter of 2014 were $284.7 million, versus $289.3 million reported in the second quarter of 2013. As a percentage of net sales, selling, general and administrative expenses improved 140 basis points to 43.9% compared to the second quarter of 2013, primarily due to lower marketing and performance-based compensation expense, as well as savings associated with our first quarter 2014 restructuring.

The Company reported operating income of $54.9 million in the second quarter of 2014, compared with operating income of $60.0 million in the second quarter of 2013. Net income was $32.7 million in the second quarter of 2014 versus $35.6 million reported in the second quarter of 2013. Diluted earnings per share was $0.70, compared to $0.76 per diluted share reported in the second quarter of 2013.

The Company ended the quarter with $150 million in cash and cash equivalents, following the repurchase of approximately 1.3 million shares of its stock at a cost of $50 million during the fiscal second quarter of 2014.

Total inventory per square foot at the end of the second quarter increased 1% versus year-ago, reflecting a 10% increase at Ann Taylor, and decreases of 2% at LOFT and 2% in the factory/outlet channel. The increase at Ann Taylor reflects a shift in the timing of receipts for Fall product as well as a change in merchandise mix.

During the second quarter of fiscal 2014, the Company opened 17 stores, comprised of two Ann Taylor Factory stores, six LOFT stores and nine LOFT Outlet stores, and closed three Ann Taylor stores and six LOFT stores. The total store count at the end of the fiscal second quarter was 1,040, comprised of 261 Ann Taylor stores, 113 Ann Taylor Factory stores, 544 LOFT stores and 122 LOFT Outlet stores.

First Half Fiscal 2014 Results

Net sales for the first six months of fiscal 2014 were $1,239.3 million, compared with net sales of $1,212.7 million in the first half of fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand were $469.9 million in the first half of 2014, compared with net sales of $464.4 million in the first half of 2013. At the LOFT brand, net sales across all channels were $769.4 million in the first half of 2014, compared with net sales of $748.3 million in the first half of 2013.

Total Company comparable sales for the first half of 2014 decreased 2.1%. At Ann Taylor, total brand comparable sales decreased 0.7%, reflecting an increase of 1.1% at Ann Taylor offset by a decrease of 4.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales decreased 2.9%, reflecting a decrease of 3.6% at LOFT, partially offset by an increase of 0.1% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 52.8% in the first half of 2014, compared with 55.2% in the first half of 2013, reflecting an overall decrease in merchandise margin rate as a result of higher-than-anticipated promotional activity during the first half of 2014.

Selling, general and administrative expenses for the first half of 2014 were $573.4 million, versus $576.0 million in the first half of 2013. As a percentage of net sales, selling, general and administrative expenses improved 120 basis points versus the prior year period to 46.3%. The improvement in the SG&A rate was primarily due to reduced marketing and performance-based compensation expenses, as well as savings associated with our first quarter 2014 restructuring.

The Company recorded a pre-tax restructuring charge of $17.3 million during the fiscal first half of 2014 in connection with its previously announced strategic realignment. There was no such restructuring charge recorded in the first half of 2013.

For the fiscal first half of 2014, the Company reported operating income of $64.1 million on a GAAP basis. Excluding the aforementioned restructuring charge, operating income in the first half of 2014 was $81.4 million, compared with operating income of $93.9 million in the first half of 2013.

Net income for the first half of 2014 was $37.9 million, or $0.81 per share, on a GAAP basis, which reflects the impact of the $10.3 million or $0.22 per diluted share after-tax restructuring charge taken in the first half of 2014. Excluding the effect of the restructuring charge, the Company reported net income of $48.2 million, or $1.03 per diluted share, in the first half of 2014, compared with net income of $56.6 million, or $1.20 per diluted share, in the first half of 2013.

Outlook for Fiscal Third-Quarter and Full-Year 2014

For the fiscal third quarter of 2014, the Company expects total net sales to be $670 million, reflecting total Company comparable sales that are flat to slightly negative. Gross margin rate performance is expected to be 54.0%. Selling, general and administrative expenses are expected to be $300 million. Total weighted average diluted shares outstanding for the third quarter are expected to be 46.2 million, which includes the effect of participating securities.

For fiscal 2014, the Company provided the following outlook:

•	Total net sales are expected to be $2.560 billion, reflecting flat total Company comparable sales. Gross margin rate performance is expected to be 52.0%.

•	Total SG&A expenses are expected to be $1.175 billion, which excludes the impact of the first quarter pre-tax restructuring charge of approximately $17 million.

•	Our effective tax rate is expected to be 40%.

•	Capital expenditures are expected to be approximately $120 million.

•	Total weighted average diluted shares outstanding are expected to be 46.9 million, which includes the effect of participating securities.

•	Total weighted average square footage for fiscal 2014 is expected to increase approximately 2%, reflecting the opening of approximately 50 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 40 store closures. The Company expects to have approximately 1,035 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of August 2, 2014, the Company operated 1,040 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients, drive traffic to its stores and websites and gain market share;

•	the effect of competitive pressures from other retailers;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates as well as ensure that the Company has the appropriate organizational structure and processes in place to achieve its strategic initiatives;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to successfully optimize implementation of its omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for its clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of its omni-channel fulfillment strategy;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the effect of tax matters on its business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended August 2, 2014 and August 3, 2013

(unaudited)

Table 1.

	Quarter Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
	(in thousands, except per share amounts)
Net sales	$648,660	$638,198	$1,239,252	$1,212,704
Cost of sales	309,055	288,921	584,455	542,862

Gross margin	339,605	349,277	654,797	669,842
Selling, general and administrative expenses	284,732	289,298	573,404	575,951
Restructuring charge	—	—	17,303	—

Operating income	54,873	59,979	64,090	93,891
Interest and investment income/(expense), net	(20)	354	(517)	441
Other non-operating income/(expense), net	(153)	143	(128)	197

Income before income taxes	54,700	60,476	63,445	94,529
Income tax provision	22,021	24,827	25,583	37,968

Net income	$32,679	$35,649	$37,862	$56,561

Earnings per share:
Basic earnings per share	$0.70	$0.76	$0.81	$1.21
Weighted average shares outstanding	45,480	45,695	45,529	45,887
Diluted earnings per share	$0.70	$0.76	$0.81	$1.20
Weighted average shares outstanding, assuming dilution	45,921	46,125	45,982	46,332

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

August 2, 2014, February 1, 2014 and August 3, 2013

(unaudited)

Table 2.

	August 2, 2014	February 1, 2014	August 3, 2013
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$150,325	$201,707	$107,021
Accounts receivable	25,347	22,448	24,438
Merchandise inventories	255,262	239,667	247,269
Refundable income taxes	6,658	7,252	8,271
Deferred income taxes	25,022	28,854	28,358
Prepaid expenses and other current assets	61,593	61,287	67,008

Total current assets	524,207	561,215	482,365
Property and equipment, net	437,927	443,086	423,850
Deferred income taxes	14,941	6,599	2,191
Other assets	21,767	22,060	21,457

Total assets	$998,842	$1,032,960	$929,863

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$105,148	$101,276	$105,264
Accrued salaries and bonus	30,416	24,546	25,575
Current portion of long-term performance compensation	5,408	20,339	19,181
Accrued tenancy	37,074	38,331	38,312
Gift certificates and merchandise credits redeemable	38,454	48,150	37,873
Accrued expenses and other current liabilities	84,339	97,101	83,748

Total current liabilities	300,839	329,743	309,953
Deferred lease costs	160,356	164,703	165,027
Deferred income taxes	36	36	6,116
Long-term performance compensation, less current portion	8,049	15,456	12,452
Other liabilities	54,944	54,566	34,842
Commitments and contingencies
Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	739,580	751,765	747,986
Retained earnings	817,134	779,272	733,403
Accumulated other comprehensive loss	(2,499)	(2,874)	(4,729)
Treasury stock, 36,818,287; 36,344,643 and 36,730,220 shares, respectively, at cost	(1,080,158)	(1,060,268)	(1,075,748)

Total stockholders’ equity	474,618	468,456	401,473

Total liabilities and stockholders’ equity	$998,842	$1,032,960	$929,863

ANN INC.

Brand Sales and Store Data

For the Quarters and Six Months Ended August 2, 2014 and August 3, 2013

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	August 2, 2014		August 3, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$168,004	2.0%	$165,807	9.3%
Ann Taylor Factory	81,944	(1.9)%	79,356	(7.2)%

Total Ann Taylor brand	$249,948	0.7%	$245,163	3.1%

LOFT brand
LOFT (3)	$314,538	(5.2)%	$320,373	3.7%
LOFT Outlet	84,174	0.3%	72,662	(3.2)%

Total LOFT brand	$398,712	(4.1)%	$393,035	2.5%

Total Company	$648,660	(2.3)%	$638,198	2.8%

	Six Months Ended
Sales and Comparable Sales	August 2, 2014		August 3, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$318,660	1.1%	$316,590	7.8%
Ann Taylor Factory	151,237	(4.3)%	147,840	(6.6)%

Total Ann Taylor brand	$469,897	(0.7)%	$464,430	2.6%

LOFT brand
LOFT (3)	$620,827	(3.6)%	$618,870	1.5%
LOFT Outlet	148,528	0.1%	129,404	(5.3)%

Total LOFT brand	$769,355	(2.9)%	$748,274	0.4%

Total Company	$1,239,252	(2.1)%	$1,212,704	1.2%

Table 3. (continued)

	Quarter Ended
Stores and Square Footage	August 2, 2014		August 3, 2013
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	261	1,283	275	1,373
Ann Taylor Factory	113	760	105	715

Total Ann Taylor brand	374	2,043	380	2,088

LOFT brand
LOFT	544	3,095	525	3,015
LOFT Outlet	122	801	102	685

Total LOFT brand	666	3,896	627	3,700

Total Company	1,040	5,939	1,007	5,788

Number of:
Stores open at beginning of period	1,032	5,904	989	5,699
New stores	17	99	21	111
Downsized/expanded stores, net (4)	—	(16)	—	(8)
Closed stores	(9)	(48)	(3)	(14)

Stores open at end of period	1,040	5,939	1,007	5,788

	Six Months Ended
	August 2, 2014		August 3, 2013
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number of:
Stores open at beginning of period	1,025	5,873	984	5,685
New stores	30	170	34	177
Downsized/expanded stores, net (5)	—	(25)	—	(14)
Closed stores	(15)	(79)	(11)	(60)

Stores open at end of period	1,040	5,939	1,007	5,788

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores and LOFT.com.
(4)	During the quarter ended August 2, 2014, we downsized one Ann Taylor store and four LOFT stores. During the quarter ended August 3, 2013, we downsized one Ann Taylor store and expanded one LOFT store.
(5)	During the six months ended August 2, 2014, we downsized two Ann Taylor stores and four LOFT stores. During the six months ended August 3, 2013, we downsized six Ann Taylor stores, one Ann Taylor Factory store and two LOFT stores and expanded one LOFT store.